Exhibit 99.1

RealD Inc. Announces Filing of Registration Statement for Secondary
Offering of Common Stock by Existing Stockholders

LOS ANGELES (November 22, 2010) - RealD Inc. (NYSE:RLD), a leading global licensor of 3D technologies, today announced that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed secondary public offering of 7,815,001 shares of its common stock. All of the shares are being sold by existing stockholders of the company.  In addition, the underwriters will have a 30-day option to purchase from certain selling stockholders up to an additional 1,172,250 shares of common stock to cover over-allotments, if any.  RealD is not selling any shares of common stock in this offering and will not receive any proceeds from the sale of shares by the selling stockholders.

J.P. Morgan Securities LLC. and Piper Jaffray & Co. are acting as joint book-running managers for the offering. William Blair & Company, L.L.C. is acting as co-lead manager, and Stifel Nicolaus Weisel and BMO Capital Markets Corp. are acting as co-managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus.  Copies of the preliminary prospectus relating to the offering, when available, may be obtained from J.P. Morgan Securities LLC.; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204; or from Piper Jaffray & Co., Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402, telephone: 1-800-747-3924 or by email: prospectus@pjc.com.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  The company’s registration statement on Form S-1 includes a more detailed discussion of the risks and uncertainties that may cause that could cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

© 2010 RealD Inc.  All Rights Reserved.

Contact:

Addo Communications

Andrew Greenebaum / Laura Foster

310-829-5400

andrewg@addocommunications.com; lauraf@addocommunications.com